Exhibit 10.7

CORVUS PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Richard A. Miller (“Executive”) and Corvus Pharmaceuticals, Inc. (the “Company”) (together referred to herein as the “Parties”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A.                                    Executive and the Company are parties to that certain Employment Agreement between Executive and the Company dated as of November 26, 2014 (the “Prior Agreement”).

B.                                    The Parties desire to execute this Agreement to amend and restate in its entirety the Prior Agreement to reflect certain changes to Executive’s employment with the Company effective as of the Effective Date.

C.                                    Certain capitalized terms used in this Agreement are defined in Section 12 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)                                       Position and Duties.  Executive shall have the title of President and Chief Executive Officer, and shall report to the Board of Directors of the Company.  Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe.  As a Company employee, Executive will be expected to comply with Company policies.

(c)                                        Location.  Executive shall perform services for the Company at the Company’s offices located in Burlingame, California or, with the Company’s consent, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d)                                       Exclusivity.  During the term of this Agreement, Executive shall devote Executive’s entire working time, attention and energies to the business of the Company.

2.                                      Compensation and Related Matters.

(a)                                 Base Salary.  Executive’s annual base salary (“Base Salary”) will be $250,000.00, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices.  The Board or a committee of the Board shall review Executive’s Base Salary periodically and any adjustments to Executive’s Base Salary, if any, will be made solely at the discretion of the Board or a committee of the Board.

(b)                                 Bonus.  Executive shall also be eligible for an annual discretionary bonus as determined by the Board or a committee of the Board in its sole discretion, based upon the Board’s or a committee of the Board’s evaluation (in its sole discretion) of the achievement of specific individual and/or Company-wide performance goals.  The applicable performance goals shall be established by the Board or a committee of the Board, in their sole discretion, and set out in writing each calendar year.  The annual discretionary bonus, if any, shall be payable, less authorized deductions and required withholdings, subject to Executive’s continued employment through the date of payment.  The amount of any annual discretionary bonus for which Executive is eligible shall be reviewed by the Board or a committee of the Board from time to time.

(c)                                  Equity Awards.  Executive shall be eligible to receive grants of equity awards in the Company’s sole discretion.

(d)                                 Vacation; Benefits.  Executive shall be entitled to paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(e)                                  Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies.

3.                                      Termination.

(a)                                       At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b)                                       Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4.                                      Obligations upon Termination of Employment.

(a)                                       Executive’s Obligations.

(i)                                     Confidentiality.  Without limiting the Employee Confidentiality and Inventions Assignment Agreement executed by Executive (the “Confidential Information Agreement”), except (A) as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, (B) as required by applicable law or (C) in accordance with Section 4(a)(iii) below, while Executive is employed by the Company, and thereafter, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party.  For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.  In addition, Executive shall continue to be subject to the Confidential Information Agreement.

(ii)                                  Non-Solicitation.  In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 4(a).  Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(iii)                               Response to Legal Process.  Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Company shall reimburse Executive costs of complying with these activities.

(iv)                              Survival of Provisions.  The provisions of this Section 4(a) shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(b)                                       Payments of Accrued Obligations upon Termination of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s annual base salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c)                                        Severance Payments upon a Covered Termination Other Than During a Change in Control Period.  If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)                               Severance.  Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s then-existing base salary in effect as of Executive’s termination date, less applicable withholdings, and payable in a lump sum on the first regular payroll date following the date of Executive’s Release of Claims becomes effective and irrevocable.

(ii)                                  Continued Healthcare.  The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If

Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the twelfth (12th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (of which eligibility Executive agrees to give prompt notice to the Company). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii)                               Equity Awards.  Each outstanding equity award, including, without limitation, each stock option and restricted stock award, that vests based upon Executive’s continued service shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards as of the termination date.

(d)                                       Severance Payments upon a Covered Termination During a Change in Control Period.  If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)                               Severance.  Executive shall be entitled to receive an amount equal to the sum of: (i) eighteen (18) months of Executive’s base salary and (ii) 150% of Executive’s target annual bonus, in each case, at the rate in effect immediately prior to the termination date, less applicable withholdings, and payable in a lump sum on the first regular payroll date following the date of Executive’s Release of Claims becomes effective and irrevocable.

(ii)                                  Continued Healthcare.  The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of COBRA.  If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the eighteenth (18th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (of which eligibility Executive agrees to give prompt notice to the Company). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(d)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(e)                                  No Other Severance.  The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company.

(f)                                   No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party

(g)                                  Certain Reductions.  The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment.  The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.  Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5.                                      Change in Control Acceleration.  In the event of a Change in Control, each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested, and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards immediately prior to such Change in Control.

6.                                      Limitation on Payments.

(a)                                 Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)                                 If a Reduced Payment is made pursuant to this Section 6, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)                                  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 6.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)                                 The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a

Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.                                      Successors.

(a)                                 Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

9.                                      Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

10.                               Miscellaneous Provisions.

(a)                                 Withholdings and Offsets.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.  If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement.  This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, the Prior Agreement and any vesting provisions of Executive’s equity award agreements.

(d)                                 Amendment.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and a duly authorized officer of the Company.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f)                                   Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(g)                                  Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(h)                                 Representations; Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.                               Section 409A.  The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a)                                 Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 11(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)                                 Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the first day of the seventh month following the date of the Executive’s separation from service, all payments deferred pursuant to this Section 11(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)                                  Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)                                 Installments.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

12.                         Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Cause.  “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s gross misconduct; or (vi) willful failure by Executive to perform Executive’s duties and responsibilities to the Company after written notice thereof from the Board and a failure to remedy such failure within thirty (30) days of such notice. The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Board or a committee designated by the Board in its sole discretion.

(b)                                 Change in Control.  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     A transaction or series of transactions (other than an offering of the common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                                  During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Sections 12(b)(i) or 12(b)(ii) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)                               The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 12(b)(iii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction;  or

(iv)                              The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(c)                                  Change in Control Period.  “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

(d)                                 Covered Termination.  “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason.

(e)                                  Good Reason.  “Good Reason” means Executive’s resignation from all positions he or she then holds with the Company if (i) (A) there is a material diminution in Executive’s duties and responsibilities with the Company; provided, however, that a change in title or reporting relationship will not constitute Good Reason; (B) there is a material reduction of Executive’s base salary; provided, however, that a material reduction in Executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) Executive is required to relocate Executive’s primary work location to a facility or location that would increase Executive’s one-way commute distance by more than twenty-five (25) miles from Executive’s primary work location as of immediately prior to such change, (ii) Executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

CORVUS PHARMACEUTICALS, INC.

By:	/s/ Leiv Lea

Title:	CFO

Date:	December 22, 2015

EXECUTIVE

/s/ Richard A. Miller
Name: Richard A. Miller

Date:	December 22, 2015

Signature Page to Employment Agreement